EXHIBIT 18.1

March 30, 2009

Board of Directors
Sun American Bancorp

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated balance sheet of Sun American Bancorp and subsidiaries (the “Company”) as of December 31, 2008, and the related consolidated statements of operations, comprehensive (loss) income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2008, and have reported thereon under date of March 30, 2009. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2008.

As stated in notes to those financial statements, the Company changed its method of applying Financial Accounting Standards Board Statement No. 142, Goodwill and Intangible Assets, such that the annual impairment testing date relating to goodwill was changed from December 31st to November 30th and states that the newly adopted accounting principle is preferable in the circumstances because it will allow the Company more time to accurately complete its impairment testing process in order to incorporate the results in its annual financial statements and timely file those statements with the Securities and Exchange Commission in accordance with its filing requirements. In response to your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, professional standards have not been established for selecting among or evaluating the preferability of alternative accounting methods. Accordingly, we are furnishing this letter solely for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, and it should not be used or relied on for any other purpose.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ Carr, Riggs & Ingram, LLC

Dothan, Alabama